Exhibit 99.1

Envestnet Announces Organizational Changes to Drive Innovation and Continued Growth

Chicago, IL, January 10, 2019  — Envestnet (NYSE: ENV), announced today an organizational structure designed to better position the company to drive innovation and continued growth, and deliver on its vision of creating the premier Financial Wellness Network. Key organizational changes include consolidating operations into two business units that will enhance the company’s ability to meet evolving market imperatives.

“These changes will give our clients greater access to our integrated technology and improve operational effectiveness,” said Jud Bergman, Envestnet Chairman and CEO. “Aligning the organization into two business units will foster innovation and facilitate the transformation of data into actionable intelligence in all areas of financial wellness.”

Envestnet Wealth Solutions, led by its Chief Executive Bill Crager, will focus on innovation and market growth of the company’s wealth management solutions, which serve RIAs, independent broker dealers, banks and other financial institutions. Crager currently runs the Company’s Enterprise business. “We are integrating our broad range of technologies, services, investment products and data analytics into one wealth management organization,” said Bill Crager. “This will give our clients easier access and deeper integration to our solutions, saving them time, improving their operational efficiency and freeing them up to build stronger client relationships.”

Envestnet Data & Analytics, led by its Chief Executive Stuart DePina, will focus on continued development of Envestnet’s data aggregation, enterprise data management and analytics offerings that support the company’s wealth management, financial institution and fintech customers. Envestnet’s data aggregation and personal financial management technologies are offered through the Envestnet Yodlee platform. DePina currently runs the Company’s Tamarac business. “I’m looking forward to leading the Data & Analytics business as we improve the financial lives of millions of Americans,” said Stuart DePina. “I also am confident that Tamarac customers will be well-served by Bill’s leadership and our ongoing innovation in wealth technology and data solutions going forward.”

Concurrently, Anil Arora, Vice Chairman and Chief Executive of Envestnet | Yodlee, will assist with the transition, stepping down from his executive and operating roles at the end of February 2019, and remaining a member of the Company’s Board of Directors. Arora joined Yodlee in 2000, leading the firm from startup to rapid growth, to its initial public offering and Envestnet’s acquisition of the firm. In the three years since the acquisition, Yodlee’s revenue nearly doubled while profitability increased more than five-fold.

“Leading Envestnet | Yodlee has been the most compelling professional adventure I have ever undertaken,” said Anil Arora. “It has been a privilege to work on behalf of our customers and I would like to thank them, our Board, and above all, my colleagues, for their support and partnership over the years.”

“Anil has been instrumental in laying the foundation for our success. We are grateful to Anil for his leadership and we understand and appreciate his decision to pursue the next chapter of his career,” said Jud Bergman. “At the same time, we are very fortunate to have Bill and Stuart assume their expanded leadership roles. Their experience and proven results will help Envestnet continue to deliver on our Financial Wellness vision, focused on improving people’s financial lives.”

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of intelligent systems for wealth management and financial wellness. Envestnet’s unified technology empowers enterprises and advisors to more fully understand their clients and deliver actionable intelligence that drives better outcomes and improves lives.

Envestnet Wealth Solutions enables enterprises and advisors to better manage client outcomes and strengthen their practices through its leading Wealth Management Operating System and advanced portfolio solutions. Envestnet Tamarac provides portfolio management, reporting, trading, rebalancing and client portal solutions for registered independent advisors (RIAs). Envestnet Data & Analytics provides intelligent solutions that enable dynamic innovation through its Envestnet Yodlee platform.

More than 3,500 enterprises and over 92,000 advisors including: 15 of the 20 largest U.S. banks, 43 of the 50 largest wealth management and brokerage firms, over 500 of the largest Registered Investment Advisors, and hundreds of Internet services companies leverage Envestnet technology and services.

For more information on Envestnet, please visit www.envestnet.com and follow @ENVintel.

Contacts

Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940